EXHIBIT 99.1

  Benihana Inc. Reports Fiscal 2005 First Quarter Operating Results

    MIAMI--(BUSINESS WIRE)--Aug. 24, 2004--Benihana Inc. ("the Company") (NASDAQ:BNHNA and BNHN), operator of one of the nation's largest chains of Asian restaurants, today reported operating results for the first fiscal quarter (four periods) ended July 18, 2004.
    Total revenues for the first fiscal quarter amounted to $65.4 million, compared with $61.1 million, in the corresponding year ago period, an increase of 7.0%. Net income totaled $1.9 million, or $0.20 per fully diluted share, based on approximately 9.8 million average diluted shares outstanding, compared with $3.0 million, or $0.33 per fully diluted share, based on 9.0 million average diluted shares outstanding, in the corresponding year-ago period. Net income in the fiscal 2005 first quarter was affected by higher food costs and expenses for architectural services related to future construction and renovations. The quarter's earnings were also unfavorably affected by increases in workers' compensation expenses, particularly in California, and by certain non-recurring items.
    Fiscal first quarter restaurant sales increased to $64.9 million, compared with $60.5 million. Approximately $4.1 million of the increase was derived from new restaurants and $1.6 million from increases in comparable sales. As reported previously, total comparable sales for all concepts in the fiscal first quarter increased 2.7%, including gains of 1.7% at the teppanyaki restaurants, 5.8% at Haru and 9.9% at RA Sushi.
    Guest counts continued to rise to 2.6 million from 2.5 million a year ago. Average guest checks company-wide amounted to $23.41 per person. To offset higher food and other costs at the Benihana teppanyaki restaurants, prices were increased in mid-July by an average 2-3%, and indications thus far are that traffic growth has not slowed as a result.
    Fiscal first quarter restaurant gross profits amounted to $47.7 million, compared with $45.0 million a year ago. Gross profit margin equaled 73.4%, against 74.3% in the corresponding period last year, with restaurant operating profits amounting to $9.4 million, compared with $9.5 million. The decrease in gross profit margin was largely a result of increased beef prices. Beef represents approximately 40% of teppanyaki food costs.
    A charge of $550,000 was made to expense the costs for architectural services in connection with the previously announced planning and design program for the construction and renovation of the teppanyaki restaurant chain. The design program was initiated to produce an exciting, fresh look for existing restaurants, and provide a template for efficient use of space, lower operating costs and construction cost savings. The design program is virtually complete and future expenses associated with the design program are not expected to be material.
    Other significant charges made during the quarter including the write-off of certain property in connection with a renovation and accelerating depreciation and amortization for two other restaurants for which lease renewal options are unlikely to be made. The Company also incurred legal costs associated with litigation brought about by the trust that owns a substantial portion of the Company's Common Stock (the "Aoki suit"). The Company expects that future costs of the litigation will be significant but cannot yet estimate the total amount. The litigation seeks to reverse a transaction that provides for up to $20 million in cash necessary to achieve the Company's growth objectives and restaurant renovation program.
    Benihana has begun a trial program in Florida with a national restaurant supply firm to more effectively deal with fluctuating commodity and other expenses. The purchasing program is expected to be in place by the beginning of the fourth quarter. Additionally, an agreement on a national supply contract recently entered into with Pepsi for soft drink beverages is similarly expected to benefit food and beverage costs.
    "Our Company has moved aggressively to deal with the issues that impacted the first quarter, while also moving forward to continue to grow Benihana," said Joel A. Schwartz, President and CEO. "We have put in place a preferred financing that will enable us to assure the necessary capital for our expansion and remodeling program. The concepts, Haru and RA Sushi, that we have acquired in recent years, and the highly renowned Benihana teppanyaki chain, all hold significant promise, and we remain enthused, excited and confident about Benihana's outlook and its ability to continue to enhance shareholder value."

    Fiscal 2005 Second Quarter Outlook

    Comparable sales in the first four-weeks of the second quarter were strong with comparable sales gains of 7.4 %. The recent menu price increase is expected to benefit margins at the Teppanyaki restaurants and, thus far, the increase has not negatively affected traffic. The Aoki suit litigation costs are likely to be significant in the second quarter and could extend through the remainder of the year. Allowing for estimated litigation costs, earnings per diluted share for the second quarter are estimated to be from $0.13 to $0.15 per share.

    About Benihana

    Benihana, now in its 40th year and one of the nation's largest chains of Asian restaurants, currently operates 70 restaurants nationwide, including 57 Benihana teppanyaki restaurants, five Haru sushi restaurants, seven RA Sushi Bar Restaurants and one Doraku restaurant. Under development at present are five restaurants - one Benihana, two Haru and two RA Sushi. In addition, a total of 23 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.

    Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in customers' tastes and preferences, acceptance of the Company's concepts in new locations, obtaining qualified personnel, industry cyclicality, fluctuations in customer demand, the seasonal nature of the business, fluctuations of commodities costs, the ability to complete construction of new units in a timely manner, obtaining governmental permits on a reasonably timely basis, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

    Conference Call Scheduled

    A conference call conducted by Benihana Inc. management will take place on Tuesday, August 24, 2004, at 11:00 A.M (ET). You may listen over the Internet at http://www.benihana.com. To listen to the live call on the Internet, please go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available two hours after the end of the live call, through midnight September 7, 2004. For replay, dial 888-694-4641 and use PIN number 5089520.


Benihana Inc.
Consolidated Statements of Operations
(Unaudited)
                                        Four Periods Ended
                          (amounts in thousands except per share data)

                              July 18,   July 20,
                                  2004       2003 $  Change   % Change

Restaurant sales            $   64,934 $   60,542 $   4,392       7.3%
Franchise fees & royalties         457        560      (103)    -18.4%
                             ---------- ---------- --------- ---------
                                65,391     61,102     4,289       7.0%
Cost of food & beverage
 sales                          17,279     15,571     1,708      11.0%
                             ---------- ---------- --------- ---------
Gross profit                    47,655     44,971     2,684       6.0%
                             ---------- ---------- --------- ---------
Restaurant operating
 expenses:
Labor and related costs         23,150     21,766     1,384       6.4%
Restaurant supplies              1,249      1,155        94       8.1%
Credit card discounts            1,153      1,073        80       7.5%
Utilities                        1,558      1,462        96       6.6%
Occupancy costs                  3,850      3,398       452      13.3%
Depreciation and
 amortization                    2,782      2,353       429      18.2%
Other restaurant operating
 expenses                        4,541      4,277       264       6.2%
                             ---------- ---------- --------- ---------
Total restaurant operating
 expenses                       38,283     35,484     2,799       7.9%
                             ---------- ---------- --------- ---------
Restaurant operating profit      9,372      9,487      (115)     -1.2%
Restaurant opening costs           254        243        11       4.5%
Marketing, general and
 administrative expenses         6,331      5,013     1,318      26.3%
                             ---------- ---------- --------- ---------
Income from operations           3,244      4,791    (1,547)    -32.3%
Interest expense, net              114        148       (34)    -23.0%
                             ---------- ---------- --------- ---------
Income before income taxes
 and minority interest           3,130      4,643    (1,513)    -32.6%
Income tax provision             1,006      1,502      (496)    -33.0%
                             ---------- ---------- --------- ---------
Income before minority
 interest                        2,124      3,141    (1,017)    -32.4%
Minority interest                  212        189        23      12.2%
                             ---------- ---------- --------- ---------
Net income                  $    1,912 $    2,952 $  (1,040)    -35.2%
                             ========== ========== ========= =========
Basic earnings per share    $     0.21 $     0.34 $   (0.13)    -38.2%
                             ========== ========== ========= =========
Diluted earnings per share  $     0.20 $     0.33 $   (0.13)    -39.4%
                             ========== ========== ========= =========

Shares and equivalents
 outstanding                 9,775,000  9,021,000


                              July 18,   July 20,
                                  2004       2003 $  Change   % Change
Sales by concept:
   Benihana                 $   52,484 $   50,292 $   2,192       4.4%
   Haru                          7,100      6,708       392       5.8%
   RA Sushi                      4,898      3,116     1,782      57.2%
   Sushi Doraku                    452        426        26       6.1%
                             ---------- ---------- ---------
Total restaurant sales      $   64,934 $   60,542 $   4,392
                             ========== ========== =========

Comparable sales by concept:
   Benihana                 $   49,650 $   48,810 $     840       1.7%
   Haru                          7,100      6,708       392       5.8%
   RA Sushi                      3,424      3,116       308       9.9%
   Sushi Doraku                    452        426        26       6.1%
                             ---------- ---------- ---------
Total restaurant comparable
 sales                      $   60,626 $   59,060 $   1,566       2.7%
                             ========== ========== =========


                                              Four Periods Ended
                                         July 18, 2004  July 20, 2003

Restaurant sales                                100.00%        100.00%
Cost of food and beverage sales                  26.61%         25.72%
                                         -------------- --------------
Gross profit                                     73.39%         74.28%
                                         -------------- --------------
Restaurant operating expenses:
Labor and related costs                          35.65%         35.95%
Restaurant supplies                               1.92%          1.91%
Credit card discounts                             1.78%          1.77%
Utilities                                         2.40%          2.41%
Occupancy costs                                   5.93%          5.61%
Depreciation and amortization                     4.28%          3.89%
Other restaurant operating expenses               6.99%          7.06%
                                         -------------- --------------
Total restaurant operating expenses              58.96%         58.61%
                                         -------------- --------------
Restaurant operating profit                      14.43%         15.67%
                                         ============== ==============


    CONTACT: Benihana Inc.
             Joel A. Schwartz or Michael R. Burris, 305-593-0770 or
             Corporate Relations:
             Anreder & Company
             Steven Anreder, 212-532-3232